SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2007

Orleans Homebuilders, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Street Road, Suite 101
Bensalem, PA	19020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06                                             Material Impairments.

Orleans Homebuilders, Inc. (the “Company”) recently closed nine separate transactions disposing of approximately 1,400 lots located primarily in its Florida, Chicago and Arizona markets.  Seven of the nine closings occurred on December 27, 28 and 31, 2007.

On December 27, 2007, the Company’s management determined that the required non-cash charges for impairments to the assets subject to the sales were material in the aggregate.  The Company’s management concluded that non-cash charges for impairments that are material in the aggregate were required because the aggregate current book value of the assets sold or to be sold on or before December 31, 2007 was approximately $86 million and the aggregate net cash proceeds received or to be received was approximately $32 million, net of commissions and less than $0.5 million of aggregate deposits related to options on two of the properties.   Accordingly, the Company recorded impairment charges prior to the closings of the individual property sales in an aggregate amount of approximately $55 million on a pre-tax basis, or $33 million on an after-tax basis.  As the recorded impairments reduced the book value of each of the assets to approximately the sale price of the asset, the Company does not expect to record any gain or loss as a result of the dispositions.

These impairment charges do not include any impairment charges that may be recorded against the Company’s remaining properties or other assets for the quarter ending December 31, 2007.  These remaining properties and assets will be reviewed for possible impairment charges as part of the Company’s regular quarterly review process.

The Company currently believes that these impairment changes will not result in any significant future cash expenditures.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

*99.1	Orleans Homebuilders, Inc. Press Release dated January 2, 2008
_______________________________________
*Furnished electronically herewith

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORLEANS HOMEBUILDERS, INC.

Dated: January 2, 2008
	By:	GARRY P. HERDLER
Garry P. Herdler
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

*99.1	Orleans Homebuilders, Inc. Press Release dated January 2, 2008

*Furnished electronically herewith.